Exhibit (a)(1)

CONSTITUTION CAPITAL PRIVATE MARKETS FUND, LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (the “Agreement”) of Constitution Capital Private Markets Fund, LLC (the “Fund”) is made and entered into with effect from August 4, 2022 (the “Effective Date”) by and among the Fund, Constitution Capital PM, L.P., and those Shareholders who have executed, or shall in the future execute, this Agreement and are admitted to the Fund as Shareholders of the Fund (collectively, the “Parties”).

WHEREAS, the Fund was formed as a limited liability company under the Delaware Limited Liability Company Act, pursuant to this Agreement and the Certificate dated as of, and filed with the Secretary of State of the State of Delaware on, March 3, 2022; and

WHEREAS, the Parties desire to enter into this Agreement to reflect the terms of the entire agreement with respect to the subject matter hereof.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

The following definitions shall be equally applicable to both the singular and plural forms of the defined terms. For purposes of this Agreement:

Section 1.1     “Accounting Period” means the period beginning upon the commencement of operations of the Fund and, thereafter, each period beginning on the day after the last day of the preceding Accounting Period and ending on the first to occur of the following: (i) the last day of each calendar month; (ii) the last day of each taxable year of the Fund; (iii) the day preceding the effective date on which a contribution of capital is made to the Fund; (iv) the Valuation Date with respect to any repurchase of Shares by the Fund, or the day preceding the effective date of any redemption of any Share or portion thereof of any Shareholder or the complete withdrawal by a Shareholder; or (v) the day preceding the day on which a substituted Shareholder is admitted to the Fund. The Fund’s final Accounting Period shall end on the effective date of the dissolution of the Fund.

Section 1.2     “Administration Agreement” means the administration agreement entered into between the Administrator and the Fund under which the Administrator will provide certain administrative services to the Fund in exchange for certain fees, as amended or restated from time to time.

Section 1.3     “Administration Fee” means the fee paid to the Administrator for its services out of the Fund’s assets.

Section 1.4     “Administrator” means UMB Fund Services, Inc., or any Person who may hereafter, directly or indirectly, succeed or replace UMB Fund Services, Inc. as the administrator of the Fund.

Section 1.5     “Adviser” means Constitution Capital PM, L.P. or any Person who may hereafter directly or indirectly, succeed or replace Constitution Capital PM, L.P. as investment adviser of the Fund.

Section 1.6     “Advisers Act” means the Investment Advisers Act of 1940, as amended and the rules, regulations and orders thereunder from time to time, or any successor law.

Section 1.7     “Affiliate” means “affiliated person” as such term is defined in the Investment Company Act.

Section 1.8     “Agreement” means this Limited Liability Company Agreement, as amended and/or restated from time to time.

Section 1.9     “Board of Managers” means the Board of Managers of the Fund established pursuant to Section 2.6 hereof.

Section 1.10   “Capital Contribution” means the contribution, if any, made, or to be made, as the context requires, to the capital of the Fund by a Shareholder.

Section 1.11   “Certificate” means the Certificate of Formation of the Fund and any amendments thereto as filed with the office of the Secretary of State of the State of Delaware.

Section 1.12   “Class” means any division of Shares, which Class is or has been established in accordance with the provisions of Section 3.1(d) hereof.

Section 1.13   “Code” means the United States Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time, or any successor law.

Section 1.14   “Confidential Information” shall have the meaning set forth in Section 8.10.

Section 1.15   “Delaware Act” means the Delaware Limited Liability Company Act as in effect on the date hereof and as amended from time to time, or any successor law.

“Distributor” means Foreside Financial Services, LLC, or any Person who may hereafter directly or indirectly succeed or replace Foreside Financial Services, LLC as the distributor of the Fund.

Section 1.16   “Distribution Agreement” means the distribution agreement entered into between the Distributor and the Fund, as amended or restated from time to time.

Section 1.17   “Distribution Fee” means the compensation paid pursuant to any distribution and/or services plan adopted in compliance with Rule 12b-1 under the Investment Company Act, or any successor thereto or replacement rules.

Section 1.18   “Extraordinary Expenses” means all expenses incurred by the Fund, as applicable, outside of the ordinary course of its business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Fund’s rights against any Person; costs and expenses for indemnification or contribution payable by the Fund to any Person (including, without limitation, pursuant to the indemnification obligations described under Section 3.7 of this Agreement); expenses of a reorganization, restructuring or merger of the Fund, as applicable; expenses of holding, or soliciting proxies for, a meeting of Shareholders (except to the extent relating to items customarily addressed at an annual meeting of a registered closed-end management investment company); and the expenses of engaging a new administrator, custodian, transfer agent or escrow agent.

Section 1.19   “FATCA” means the United States Foreign Account Tax Compliance Act of 2010 or similar law.

Section 1.20   “Fiscal Year” means the period beginning on the commencement of operations of the Fund and ending on the first March 31 following such date, and thereafter each period commencing on April 1 of each year and ending on March 31 of each year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Board of Managers shall designate another fiscal year for the Fund.

Section 1.21   “Form N-2” means the Fund’s Registration Statement on Form N-2 filed with the Securities and Exchange Commission, as amended from time to time.

Section 1.22   “Fund” means the limited liability company governed hereby, as such limited liability company may from time to time be constituted.

Section 1.23   “Incentive Fee” means the Incentive Fee or Fees contemplated by the Investment Management Agreement, such Incentive Fee or Fees to be more fully described in the Investment Management Agreement.

Section 1.24   “Independent Managers” means those Managers who are not “interested persons” of the Fund as such term is defined in the Investment Company Act.

Section 1.25   “Initial Closing Date” means the first date on or as of which a Shareholder other than Constitution Capital PM, L.P. is admitted to the Fund.

Section 1.26   “Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Section 1.27    “Investment Management Agreement” means the investment management agreement entered into between the Fund and the investment adviser of the Fund, as amended or restated from time to time.

Section 1.28   “Investment Management Fee” means the fee paid to the Adviser for its services out of the Fund’s assets, as described in the Investment Management Agreement.

Section 1.29   “Losses” shall have the meaning set forth in Section 3.7(a).

Section 1.30   “Manager” means each natural person who serves on the Board of Managers and any other natural person who, from time to time, pursuant to the terms of this Agreement shall serve on the Board of Managers, each for so long as such person serves on the Board of Managers. Each Manager shall constitute a “manager” of the Fund within the meaning of the Delaware Act.

Section 1.31   “Net Asset Value” means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund. The Net Asset Value of each Class will be calculated separately in order to reflect the fees and expenses applicable to such Class.

Section 1.32   “Organizational Shareholder” means Constitution Capital PM, L.P., which is hereby admitted as the initial Shareholder as of the Effective Date.

Section 1.33   “Person” or “person” means any natural person, individual, entity (or series thereof), corporation, partnership (whether general or limited), association (including any group, organization, co-tenancy, plan, board, council or committee), limited liability company, joint-stock company, trust (including a common law trust, business trust, statutory trust, voting trust or any other form of trust), estate, joint venture, organization or unincorporated organization, government (including a country, state, county or any other governmental subdivision, agency or instrumentality), custodian, nominee or any other individual or entity (or series thereof) in its own or any representative capacity, in each case, whether domestic or foreign.

Section 1.34    “Portfolio Fund” means a pooled investment vehicle or registered investment company.

Section 1.35    Pronouns. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons, firm or corporation may require in the context thereof.

Section 1.36   “Securities” means securities (including, without limitation, equities, debt obligations, options, other “securities” as that term is defined in Section 2(a)(36) of the Investment Company Act), and other financial instruments of United States and non-U.S. entities and commodities, including, without limitation, capital stock; shares of beneficial interests; partnership interests and similar financial instruments; bonds, notes, debentures (whether subordinated, convertible or otherwise); currencies; commodities; interest rate, currency, commodity, equity and other derivative products, including, without limitation, (i) futures contracts (and options thereon) relating to stock indices, currencies, U.S. Government securities and debt securities of foreign governments, other financial instruments and all other commodities, (ii) swaps, options, warrants, caps, collars, floors and forward rate agreements, (iii) spot and forward currency transactions and (iv) agreements including brokerage account agreements relating to or securing such transactions; equipment lease certificates, equipment trust certificates; loans; accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations; open and closed-end registered and unregistered investment companies; money market funds; obligations of the United States or any state thereof, foreign governments and instrumentalities of any of them; commercial paper; and other obligations and instruments or evidences of indebtedness of whatever kind or nature; in each case, of any Person, corporation, government or other entity whatsoever, whether or not publicly traded or readily marketable.

Section 1.37   “Securities Transactions” shall have the meaning set forth in Section 2.5.

Section 1.38   “Shares” means the equal proportionate units into which the limited liability company ownership interests of all Shareholders, including Organizational Shareholder, or other Person to whom a Share or portion thereof has been transferred pursuant to Section 4.3 hereof, are divided from time to time or, if more than one Class is authorized in accordance with Section 3.1(d) hereof, the equal proportionate units into which each Class shall be divided from time to time, each of which represents an ownership interest in the Fund that is equal in all respects to all other Shares of the same Class, and includes fractions of Shares as well as whole Shares.

Section 1.39   “Shareholder” means any Person who owns Shares and shall have been admitted to the Fund as a shareholder in such Person’s capacity as a shareholder of the Fund. The admission of a Person as a Shareholder shall constitute such Person’s admission as a member (within the meaning of the Delaware Act) of the Fund, and the cessation of a Person’s status as a Shareholder shall terminate such Person’s membership in the Fund. For purposes of the Delaware Act, there are no classes or groups of Shareholders (or members) other than those (if any) established in accordance with the provisions of Section 3.1(d) hereof.

Section 1.40   “Transfer” means the assignment, transfer, sale, encumbrance, pledge or other disposition of Shares; verbs, adverbs or adjectives such as “Transfers,” “Transferred” and “Transferring” shall have correlative meanings.

Section 1.41   “Valuation Date” means a date on which the value of Shares being repurchased will be determined by the Board of Managers in its sole discretion.

ARTICLE II

ORGANIZATION; ADMISSION OF SHAREHOLDERS; BOARD OF MANAGERS

Section 2.1    Formation of Limited Liability Company. The Organizational Shareholder and any other Person designated by the Board of Managers are designated as authorized persons, within the meaning of the Delaware Act, to execute, deliver and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware. The Board of Managers shall cause to be executed and filed with applicable governmental authorities any other instruments, documents and certificates which, in the opinion of the Fund’s legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund.

Section 2.2    Name. Subject to the limited license granted under the Investment Management Agreement, the name of the Fund shall be “Constitution Capital Private Markets Fund, LLC” or such other name as the Board of Managers hereafter may adopt upon (i) causing an appropriate amendment to the Certificate to be filed in accordance with the Delaware Act and (ii) sending notice thereof to each Shareholder. The Fund’s business may be conducted under the name of the Fund or, to the fullest extent permitted by law, any other name or names deemed advisable by the Board of Managers.

Section 2.3    Principal and Registered Office. The Fund shall have its principal office, c/o Constitution Capital PM, L.P., at 300 Brickstone Sq., Suite 1001, Andover, MA 01810, or at such other place designated from time to time by the Board of Managers. The Fund shall have its registered office in the State of Delaware at 251 Little Falls Drive, Wilmington, Delaware 19808, and shall have the Corporation Service Company as its registered agent at such registered office for service of process in the State of Delaware, unless a different registered office or agent is designated from time to time by the Board of Managers in accordance with the Delaware Act.

Section 2.4    Duration. The term of the Fund commenced on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue until the Fund is dissolved pursuant to Section 6.1 hereof.

Section 2.5    Business of the Fund.

(a)     The business and purposes of the Fund are (i) to, directly or through the purchase of interests in Portfolio Funds, purchase, sell (including short sales), invest and trade in Securities (collectively, “Securities Transactions”) and (ii) to engage in any financial or derivative transactions relating thereto or otherwise, and to exercise such rights and powers as are permitted to be exercised by limited liability companies under the Delaware Act that are related or incidental to and necessary, convenient or advisable for the accomplishment of the foregoing business and purposes, including without limitation to create, authorize and issue Shares. The officers of the Fund may execute, deliver and perform all contracts, agreements, subscription documents and other undertakings and engage in all activities and transactions as may in the opinion of the Board of Managers be necessary or advisable to carry out the Fund’s objectives or business. The Fund is hereby authorized to execute, deliver and perform, and each of the officers of the Fund, acting alone, on behalf of the Fund, is hereby authorized to execute and deliver and to cause the Fund to perform, the Investment Management Agreement, Distribution Agreement and Administration Agreement and any documents contemplated thereby or related thereto and any amendments thereto, without any further act, vote or approval of any Person, including the Board of Managers or any Shareholder, notwithstanding any other provision of this Agreement. Notwithstanding any other provision of this Agreement (including any provision that would purport to govern over this provision), the execution, delivery and performance of the Investment Management Agreement, Distribution Agreement and Administration Agreement by the Fund do not and shall be deemed not to violate this Agreement, including any provision, restriction or covenant contained herein.

(b)     The Fund shall operate as a closed-end management investment company in accordance with the Investment Company Act and subject to any fundamental policies and investment restrictions set forth in the Form N-2.

Section 2.6     The Board of Managers.

(a)     Prior to the Initial Closing Date, the Organizational Shareholder shall, in its sole discretion, appoint persons to serve as Managers on the Board of Managers. Following the effectiveness of this Agreement, each Manager shall agree to be bound by all of the terms of this Agreement applicable to Managers. The Board of Managers may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Manager and the provisions of Section 3.3 hereof with respect to the election of Managers by Shareholders, appoint as a Manager any person who shall agree to the provisions of this Agreement pertaining to the obligations of Managers. Any person who shall hold himself or herself out as a Manager or acts in such capacity shall be deemed to have agreed to the provisions of this Agreement pertaining to the obligations of a Manager whether or not such person executes a written agreement to such effect. The total number of Managers constituting the entire Board of Managers initially shall consist of such number of Managers as have been appointed by the Organizational Shareholder, and thereafter shall be fixed from time to time by the Board of Managers.

(b)     Each Manager shall serve as a Manager for the duration of the term of the Fund, unless otherwise provided in Section 4.1 (including if his or her status as a Manager shall be sooner terminated pursuant to Section 4.2 hereof). If any vacancy in the position of a Manager occurs, the remaining Managers may appoint a person to serve in such capacity, provided such appointment is in accordance with the Investment Company Act. The Managers may call a meeting of Shareholders to fill any vacancy in the position of Manager, and shall do so when required and in the manner prescribed by the Investment Company Act.

(c)     In the event that no Manager remains, the Adviser shall promptly call a meeting of the Shareholders, to be held within 60 days after the date on which the last Manager ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing the required number of Managers to the Board of Managers. If the Shareholders shall determine at such meeting not to continue the business of the Fund or if the required number of Managers is not elected within 60 days after the date on which the last Manager ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to Section 6.2 hereof.

Section 2.7    Shares; Shareholders.

(a)     The equity ownership interests in and share capital of the Fund shall be represented by Shares. It is not contemplated that certificates will be issued for the Shares; provided, however, that the Board of Managers, in its discretion, may authorize the issuance of Share certificates and promulgate appropriate fees therefore and rules and regulations as to their use. The Shares, or each Class (if there be any Classes), shall have such designations, rights (including voting rights), powers, and preferences, and the qualifications, limitations or restrictions thereof, duties, liabilities, and obligations, as are set forth in or pursuant to this Agreement.

(b)     The Shares shall be divided into such transferable Shares of as many separate and distinct Classes of Shares as the Board of Managers, in their sole discretion and without Shareholder approval, from time to time create and establish. The Board of Managers shall have full power and authority, in their sole discretion, and without obtaining any prior authorization or vote of the Shareholders of any Class of the Fund, to create, establish and designate, and to change in any manner, any initial Class or additional Classes, and to fix such preferences, voting powers, rights and privileges of such Classes as the Board of Managers may from time to time determine, to divide or combine the Shares or any Classes into a greater or lesser number, to classify or reclassify any unissued Shares or any Shares previously issued and reacquired of any Shares into one or more Shares that may be established and designated from time to time, and to take such other action with respect to the Shares as the Board of Managers may deem desirable. Unless another time is specified by the Board of Managers, the establishment and designation of any Shares shall be effective upon the adoption of a resolution by the Board of Managers setting forth such establishment and designation and the preferences, powers, rights and privileges of the Shares of such Class, whether directly in such resolution or by reference to, or approval of, another document that sets forth such relative rights and preferences of such Class including, without limitation, the Prospectus of the Fund, or as otherwise provided in such resolution.

(c)     The Fund is hereby authorized to create, authorize and issue an unlimited number of Shares. The Board of Managers may issue Shares of each Class to any Person at the net asset value of such Class of Shares as calculated in accordance with the valuation procedures adopted by the Board of Managers and in exchange for such consideration and on such terms as it may determine (or for no consideration if issued in connection with a distribution in Shares or a split of Shares) without action or approval of the Shareholders notwithstanding anything herein to the contrary. The number of Shares held by each Shareholder shall not be affected by any issuance by the Fund of Shares to other Shareholders. All Shares when so issued on the terms determined by the Board of Managers shall be fully paid and non-assessable.

(d)     The Board of Managers may cause the Fund to issue Shares, and may cause the admission of one or more Persons as Shareholders, as of the beginning of each calendar month or at such other times as the Board of Managers may determine. A Person who holds Shares and who has been approved for admission by the Board of Managers shall be admitted as a Shareholder when such Person has been listed as a Shareholder on the books and records of the Fund. A Person may be admitted to the Fund as a Shareholder without having signed this Agreement. Each Shareholder by acceptance of its Shares agrees to be bound by this Agreement and this Agreement shall not be unenforceable by reason of it not having been signed by a person admitted as a Shareholder. The Board of Managers, in its sole and absolute discretion, may reject requests to purchase Shares. The Board of Managers may, in its sole discretion, suspend or terminate the offering of the Shares at any time. The books and records of the Fund shall be revised to reflect the name and Capital Contribution of each Shareholder that is admitted to the Fund.

(e)     Except as provided herein, each Share of a particular Class shall represent an equal proportionate interest in the Fund, and each Share of a particular Class shall be equal with respect to the interest per Share of that Class as against each other Share of that Class, but for the avoidance of doubt, this shall not mean that any shareholder holds any proprietary right to, or has any interest in, the assets of the Fund. The rights attaching to all Shares shall be identical as to right of repurchase by the Fund, distributions (whether or not on liquidation) and, except as provided in Section 3.3(c) hereof, voting rights. The Board of Managers may from time to time divide or combine the Shares of a particular Class into a greater or lesser number of Shares of that Class provided that such division or combination does not change the proportionate interest in the Fund of any Shareholder or other holder of Shares or in any way affect the rights of Shares.

(f)     Shares may be issued as fractions thereof. Any fractional Share, if outstanding, shall carry proportionately all the rights and obligations of a whole Share, including those rights and obligations with respect to voting, receipt of distributions, redemption of Shares, and liquidation of the Fund.

Section 2.8    Organizational Shareholder. The initial Capital Contribution to the Fund by the Organizational Shareholder shall be represented by a Share. Upon the admission to the Fund of an additional Shareholder pursuant to Section 2.7, the Organizational Shareholder shall become entitled to the return of all or a portion of its Capital Contribution, if any, without interest or deduction, and to withdraw from the Fund as a Shareholder.

Section 2.9    Both Managers and Shareholders. A Shareholder may at the same time be a Manager and a Shareholder, or the Adviser and a Shareholder, in which event such Shareholder’s rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof and as provided in the Delaware Act.

Section 2.10  Limited Liability. Except as otherwise provided under applicable law or in this Agreement, the debts, obligations and liabilities of the Fund, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Fund, and no Shareholder shall be obligated personally for any such debt, obligation or liability of the Fund solely by reason of being a Shareholder. To the fullest extent permitted under applicable law, the Managers and the Adviser shall not be liable for the Fund’s debts, obligations and liabilities.

ARTICLE III

MANAGEMENT

Section 3.1    Management and Control.

(a)     Management and control of the business, operations, affairs and properties of the Fund shall be vested in the Board of Managers, which collectively shall have the right, power and authority, on behalf of the Fund and in its name, to exercise all rights, powers and authority of “managers” under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Fund and its duties hereunder, including making all decisions regarding the aforementioned matters and to perform any and all other acts or activities customary or incidental to the business, operations, affairs and properties of the Fund. No Manager shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Manager’s authority as delegated by the Board of Managers. The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Manager shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a Delaware corporation and (ii) each Independent Manager shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each Manager of a closed-end management investment company registered under the Investment Company Act that is organized as a Delaware corporation who is not an “interested person” of such company as such term is defined in the Investment Company Act. During any period in which the Fund shall have no Managers, the Adviser shall continue to serve as investment adviser to the Fund and shall have the authority to manage the business and affairs of the Fund, but only until such time as one or more Managers are elected by the Shareholders or the Fund is dissolved in accordance with Section 6.1. Nothing herein shall prohibit a Manager from being a Shareholder.

(b)     Shareholders shall have no right to participate in and shall take no part in the management or control of the Fund’s business and shall have no right, power or authority to act for or bind the Fund. Shareholders shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the Investment Company Act or as otherwise required in the Delaware Act.

(c)     The Board of Managers may delegate to any Person, including without limitation the officers of the Fund designated pursuant to Section 3.2(c), the Adviser or any committee of the Board of Managers, any rights, power and authority vested by this Agreement in the Board of Managers to the extent permissible under applicable law.

(d)     The Board of Managers shall have full power and authority, in its sole discretion, and without obtaining any prior authorization or vote of (i) the Shareholders or (ii) the Shareholders holding any Class, to create, establish and designate, and, subject to the terms of this Agreement, to change in any manner, one or more Classes, and to fix such designations, preferences, voting powers, rights, privileges, and powers, and the qualifications, limitations or restrictions thereof, duties, liabilities, and obligations of such Classes, as the Board of Managers may from time to time determine, and to divide or combine the Shares or any Classes into a greater or lesser number, to classify or reclassify any unissued Shares or any Shares previously issued and reacquired of any Class into one or more Classes that may be created, established and designated from time to time, and, subject to the terms of this Agreement, to take such other action with respect to the Shares as the Managers may deem desirable. Unless another time is specified by the Board of Managers, the creation, establishment and designation of any Class shall be effective upon the adoption of a resolution by the Board of Managers setting forth such creation, establishment and designation and the preferences, voting powers, rights, privileges, and powers, and the qualifications, limitations or restrictions thereof, duties, liabilities, and obligations of the Shares of such Class, whether directly in such resolution or by reference to, or approval of, another document that sets forth the same including, without limitation, any registration statement of the Fund, or as otherwise provided in such resolution. The Board of Managers is hereby authorized to amend this Agreement to reflect any such creation, establishment, designation and fixing of the terms of a Class and any such issuance.

Section 3.2    Actions by the Board of Managers.

(a)     Unless otherwise provided in this Agreement, the Board of Managers shall act only: (i) by the affirmative vote of a majority of the Managers (which majority shall include any requisite number of Independent Managers required by the Investment Company Act) present at a meeting duly called at which a quorum of the Managers shall be present (in person or, if in person attendance is not required by the Investment Company Act, in person or by telephone or similar communications equipment by means of which all Persons participating in the meeting can hear and speak to each other) or (ii) by the written consent of a majority of the total number of Managers constituting the entire Board of Managers/number of Managers then in office without a meeting, if permissible under the Investment Company Act. Each member of the Board of Managers present at a meeting shall have one vote upon all matters submitted to the Board of Managers.

(b)     The Board of Managers may designate from time to time a chairperson who shall preside at all meetings. Meetings of the Board of Managers may be called by the chairperson, the president of the Fund, or any two Managers, and may be held on such date and at such time and place as the Board of Managers shall determine. The Board of Managers shall hold at least four (4) meetings annually, and may hold additional regular or special meetings, at such time and place as the Board of Managers determines. Each Manager shall be entitled to receive written notice of the date, time, place and manner of such meeting within a reasonable time in advance of the meeting. Notice need not be given to any Manager who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Managers may attend and participate in any meeting by conference telecommunications equipment, except where in person attendance at a meeting is required by the Investment Company Act. A majority of the Managers then in office shall constitute a quorum at any meeting.

(c)     The Board of Managers may designate from time to time agents and employees of the Fund or other Persons, including without limitation employees of the Adviser or its Affiliates, who shall have the same powers and duties on behalf of the Fund (including the power to bind the Fund) as are customarily vested in officers of a Delaware corporation, and designate them as officers of the Fund with such titles as the Board of Managers shall determine. Each officer shall hold office until his or her successor is designated and qualified or until his or her earlier death, resignation, removal, or disqualification. Any officer may be removed at any time, with or without cause, by the affirmative vote of the Board of Managers. Any vacancy occurring in any office of the Fund shall be filled by the Board of Managers.

Section 3.3    Meetings of Shareholders.

(a)     Actions requiring the vote of the Shareholders may be taken at any duly constituted meeting of the Shareholders at which a quorum is present. Except as otherwise provided in Section 2.6(c) hereof, meetings of the Shareholders may be called by the Board of Managers or by Shareholders holding forty-five percent (45%) of the total number of votes eligible to be cast by all Shareholders as determined pursuant to clause (d) of this Section 3.3, and may be held at such time, date and place as the Board of Managers shall determine. The Board of Managers shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Shareholder entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Shareholder shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting. The presence in person or by proxy of Shareholders holding forty-five percent (45%) of the total number of votes eligible to be cast by all Shareholders as of the record date shall constitute a quorum at any meeting. Any meeting of the Shareholders, whether or not a quorum is present, may be adjourned by a majority of the Shareholders present in person or by proxy without additional notice to the Shareholders.

(b)     Each Shareholder may nominate candidates for election to the Board of Managers. Except as otherwise required by any provision of this Agreement or of the Investment Company Act, (i) those candidates nominated as Managers receiving a plurality of the votes cast at any meeting of Shareholders shall be elected as Managers, and (ii) all other actions of the Shareholders taken at a meeting shall require the affirmative vote of Shareholders holding a majority of the total number of votes eligible to be cast by those Shareholders who are present in person or by proxy at such meeting, so long as a quorum is present at such meeting.

(c)     On each matter submitted to a vote of Shareholders, unless the Board of Managers determines otherwise, holders of Shares of all Classes shall vote as a single class; provided, however, that: (i) as to any matter with respect to which a separate vote of any Class is required by the 1940 Act or other applicable law or is required by attributes applicable to any Class, such requirements as to a separate vote by that Class shall apply; (ii) unless the Board of Managers determines that this sub-clause (ii) shall not apply in a particular case, to the extent that a matter referred to in sub-clause (i) above affects more than one Class and the interests of each such Class in the matter are identical, then the holders of Shares of all such affected Classes shall vote as a single class; and (iii) as to any matter which does not affect the interests of a particular Class, only the holders of Shares of the one or more affected Classes shall be entitled to vote.

(d)     Each Shareholder shall be entitled to cast at any meeting of Shareholders one vote for each dollar of net asset value of the Shares held by the Shareholder, as of the record date (and each fractional dollar amount shall be entitled to a proportionate fractional vote), as to any matter on which the Shareholder is entitled to vote as of the record date. The Board of Managers shall establish a record date that is not less than 10 nor more than 120 days prior to the date of any meeting of Shareholders to determine eligibility to vote at such meeting and the number of votes which each Shareholder will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Shareholder and the number of votes that each Shareholder will be entitled to cast at the meeting.

(e)     A Shareholder may vote at any meeting of Shareholders by a proxy properly executed in writing by the Shareholder and filed with the Fund before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Shareholder executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Shareholder executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Shareholders that is permitted to be taken at a meeting of the Shareholders may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Shareholders holding a majority of the total number of votes eligible to be cast or such lesser or greater percentage as may be required under this Agreement or applicable law in order to approve such action.

Section 3.4    Custody of Assets of the Fund. The physical possession of all funds, Securities or other property of the Fund shall at all times be held, controlled and administered by one or more custodians retained by the Fund in accordance with the requirements of the Investment Company Act and the Advisers Act.

Section 3.5    Other Activities.

(a)     None of the Managers shall be required to devote his or her full time to the affairs of the Fund, but each shall devote such time as may reasonably be required to perform his or her obligations as a Manager.

(b)     Any Shareholder, Manager, the Adviser or any of their Affiliates, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as managers, officers, employees, advisers or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No other Shareholder or Manager shall have any rights in or to such activities, or any profits derived therefrom.

Section 3.6    Duty of Care.

No Manager, former Manager, officer or former officer of the Fund shall be liable to the Fund or to any of its Shareholders for any loss or damage occasioned by any act or omission in the performance of such person’s services under this Agreement, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such person constituting willful misfeasance or gross negligence in the conduct of such person’s office or as otherwise required by applicable law.

Section 3.7    Indemnification.

(a)     To the fullest extent permitted by law, the Fund shall, subject to Section 3.7(b) hereof, indemnify each Manager, former Manager, officer and former officer of the Fund (including for this purpose their executors, heirs, assigns, successors or other legal representatives) from and against all losses, charges, claims, expenses, assessments, damages, costs and liabilities (collectively, “Losses”), including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees and disbursements, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Manager or officer of the Fund, as applicable, or the past or present performance of services to the Fund by such indemnitee, except to the extent such Losses shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance or gross negligence in the conduct of such indemnitee’s office. The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of an indemnitee for any Losses (including any liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law. Any manager of the Fund appointed by the Organizational Shareholder prior to the effectiveness of this Agreement shall be deemed to be a “Manager” for purposes of this Section 3.7.

(b)     Expenses, including reasonable counsel fees and disbursements, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), shall be paid or reimbursed by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof.

(c)     Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a final decision on the merits of any court of competent jurisdiction or appropriate arbitral body in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Shareholders by reason of willful misfeasance or gross negligence in the conduct of such indemnitee’s office.

(d)     As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the action, suit, investigation or proceeding shall have been brought, that an indemnitee is liable to the Fund or its Shareholders by reason of willful misfeasance or gross negligence in the conduct of such indemnitee’s office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved by a majority of the Managers (excluding any Manager who is seeking indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that the actions or omissions in question were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Shareholders by reason of willful misfeasance or gross negligence in the conduct of such indemnitee’s office, or (ii) the Board of Managers secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnitee acted in good faith and in the reasonable belief that the actions or omissions in question were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Shareholders by reason of willful misfeasance or gross negligence in the conduct of such indemnitee’s office.

(e)     In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Fund shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this Section 3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Fund (or any Shareholder acting derivatively or otherwise on behalf of the Fund or its Shareholders).

(f)     An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Shareholder shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(g)     The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any Person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any Manager, officer of the Fund or other person.

(h)     To the extent permitted by applicable law, the Adviser, the Distributor and the Administrator, and any other party serving as the investment adviser, the distributor or administrator of the Fund or providing other services to the Fund shall be entitled to indemnification from the Fund upon such terms and subject to such conditions and exceptions, and with such entitlement to have recourse to the assets of the Fund with a view to meeting and discharging the cost thereof as may be provided under the Investment Management Agreement, the Distribution Agreement, the Administration Agreement or any agreement between any such party and the Fund.

Section 3.8    Fees, Expenses and Reimbursement.

(a)     Subject to applicable law, the Adviser shall be entitled to receive such fees per services provided to the Fund as may be agreed to by the Adviser and the Fund pursuant to the Investment Management Agreement or such other agreements relating to such services.

(b)     The Board of Managers may cause the Fund to compensate each Manager who is not an officer or employee of the Adviser or any of its Affiliates for his or her services hereunder. In addition, the Fund shall reimburse the Managers for reasonable travel and other out-of-pocket expenses incurred by them in performing their duties under this Agreement.

(c)     The Fund shall bear all expenses incurred in its business or operations, other than those specifically assumed by another Person. Expenses to be borne by the Fund include, but are not limited to, the following:

(i)          fees and expenses in connection with the organization of the Fund and the offering and issuance of Shares;

(ii)         all fees and expenses reasonably incurred in connection with the operation of the Fund such as direct and indirect expenses related to the assessment of prospective investments (whether or not such investments are consummated), investment structuring, corporate action, travel associated with due diligence and monitoring activities and enforcing the Fund’s rights in respect of such investments;

(iii)        quotation or valuation expenses;

(iv)        the Investment Management Fee and any Incentive Fee;

(v)         Distribution Fee;

(vi)        the Administration Fee;

(vii)       brokerage commissions;

(viii)      interest and fees on any borrowings by the Fund;

(ix)        professional fees (including, without limitation, expenses of consultants, experts and specialists);

(x)         research expenses;

(xi)        fees and expenses of outside tax or legal counsel (including fees and expense associated with the review of documentation for prospective investments by the Fund), including foreign counsel;

(xii)       accounting, auditing and tax preparation expenses;

(xiii)      fees and expenses in connection with repurchase offers and any repurchases or redemptions of Shares;

(xiv)      taxes and governmental fees (including tax preparation fees);

(xv)       fees and expenses of any custodian, subcustodian, transfer agent, and registrar, and any other agent of the Fund, as applicable;

(xvi)      all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions with any custodian or other agent engaged by the Fund;

(xvii)     bank service fees;

(xviii)    costs and expenses relating to this Agreement or the Fund’s other organizational documents;

(xix)      expenses of preparing, amending, printing, and distributing Prospectus, Statement of Additional Information, and any other sales material (and any supplements or amendments thereto), reports, notices, websites, other communications to Shareholders, and proxy materials;

(xx)       expenses of preparing, amending, printing, and filing reports and other documents with government agencies;

(xxi)       expenses of Shareholders’ meetings, including the solicitation of proxies in connection therewith;

(xxii)      expenses of corporate data processing and related services;

(xxiii)     Shareholder recordkeeping and Shareholder account services, fees, and disbursements;

(xxiv)     expenses relating to investor and public relations;

(xxv)      fees and expenses of the members of the Board of Managers who are not employees of the Adviser or its Affiliates;

(xxvi)     insurance premiums;

(xxvii)    Extraordinary Expenses; and

(xxviii)   all costs and expenses incurred as a result of dissolution, winding-up and termination of the Fund.

The Adviser and each of its Affiliates shall be entitled to reimbursement from the Fund for any of the above expenses that they pay on behalf of the Fund.

(d)     The Fund may, alone or in conjunction with the Adviser, its Affiliates or any investment vehicles or accounts for which the Adviser or any Affiliate of the Adviser acts as general partner, managing member or investment adviser, purchase insurance in such amounts, from such insurers and on such terms as the Board of Managers shall determine.

ARTICLE IV

TERMINATION OF STATUS OF THE ADVISER AND MANAGERS; TRANSFERS AND REPURCHASES

Section 4.1    Termination of Status of a Manager. The status of a Manager shall terminate if the Manager (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw or resign as a Manager (upon not less than 90 days’ prior written notice to the other Managers, unless the other Managers waive such notice); (iv) shall be removed under Section 4.2 hereof; (v) shall be certified by a physician to be mentally or physically unable to perform his duties hereunder; (vi) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; (vii) shall have a receiver appointed to administer the property or affairs of such Manager; (viii) shall have reached the mandatory age for retirement of a Manager that may from time to time be established by the Board of Managers; or (ix) shall otherwise cease to be a Manager of the Fund under the Delaware Act.

Section 4.2    Removal of the Managers. Any Manager may be removed with cause either by (a) the vote or written consent of at least two-thirds (2/3) of the Managers not subject to the removal vote or (b) the vote or written consent of Shareholders holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Shareholders.

Section 4.3    Transfer of Shares.

(a)     Any portion of a Shareholder’s Shares may be transferred only (i) by operation of law in connection with the merger, consolidation, division, conversion, transfer, domestication, dissolution and winding up, death, divorce, bankruptcy, insolvency or adjudicated incompetence of such Shareholder, as the case may be, or (ii) with the consent of the Board of Managers, which may be withheld in its sole discretion.

(b)     The Fund may not consent to a Transfer of any portion of a Shareholder’s Shares unless: (i) the Person to whom such Shares are transferred (or each of such person’s beneficial owners if such a person is a “private investment company” as defined in Rule 205-3(d)(3) under the Advisers Act, an investment company registered under the Investment Company Act, or a business development company as defined under the Advisers Act) is a person whom the Fund believes meets the requirements of paragraph (d)(1) of Rule 205-3 under the Advisers Act or successor rule thereto, or is otherwise exempt from such requirements; and (ii) the Fund is provided with a properly completed investor certification in respect of the proposed transferee. The Fund may also require the Shareholder requesting the Transfer to obtain, at the Shareholder’s expense, an opinion of counsel selected by the Fund as to such matters as the Fund may reasonably request.

(c)     Any permitted transferee acquiring any portion of a Shareholder’s Shares by operation of law in connection with the merger, consolidation, division, conversion, transfer, domestication, dissolution and winding up, death, divorce, bankruptcy, insolvency or adjudicated incompetence of the Shareholder shall be entitled to the distributions allocable to the acquired Shares or a portion thereof so acquired, to tender the acquired Shares or a portion thereof for repurchase by the Fund and/or to Transfer such acquired Shares or a portion thereof in accordance with the terms of this Agreement, but shall not be entitled to the other rights of a Shareholder unless and until such transferee becomes a substituted Shareholder in accordance with the terms of this Agreement, including, without limitation, Section 2.7 hereof.

(d)     If a Shareholder Transfers any portion of its Shares with the approval of the Fund and all of the conditions to such Transfer have been satisfied, the Fund shall as promptly as practicable take all necessary actions so that each transferee or successor to whom such Shares are Transferred is admitted to the Fund as a substituted Shareholder, provided that such transferee shall have delivered either a counterpart of this Agreement or an instrument, in form and substance acceptable to the Fund, that has the legal effect of making the transferee a party to this Agreement. Each transferring Shareholder and transferee agrees to pay all reasonable expenses, including, but not limited to, attorneys’ and accountants’ fees and disbursements, incurred by the Fund in connection with such Transfer. Upon the Transfer to another Person or Persons of all of a Shareholder’s Shares, such Shareholder shall cease to be a shareholder of the Fund.

(e)     Each transferring Shareholder shall indemnify and hold harmless the Fund, the Board of Managers, the Adviser and each other Shareholder, and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from (i) any Transfer made by such Shareholder in violation of this Section 4.3, and (ii) any misrepresentation by such Shareholder in connection with any such Transfer.

Section 4.4    Repurchase of Shares.

(a)     Except as otherwise provided in this Agreement, no Shareholder or other Person holding Shares acquired from a Shareholder has the right to require the Fund to withdraw, redeem or tender to the Fund for repurchase any portion of its Shares. The Board of Managers may, from time to time and in its sole discretion and on such terms and conditions as it may determine, cause the Fund to offer to repurchase Shares from Shareholders, including the Adviser or its Affiliates, pursuant to written tenders by Shareholders. The Board of Managers, in its sole discretion, will determine the aggregate value of Shares to be repurchased, which may be stated as a percentage of the value of the Fund’s outstanding Shares. In determining whether the Fund should offer to repurchase Shares from Shareholders pursuant to written requests, and the amount of Shares to be repurchased, the Board of Managers may consider the following factors, among others:

(i)          the liquidity of the Fund’s assets (including, without limitation, fees and costs associated with withdrawing from Portfolio Funds);

(ii)         whether any Shareholders have requested to tender Shares to the Fund;

(iii)        the working capital and liquidity requirements of the Fund;

(iv)        the relative sizes of the repurchase requests and the Fund;

(v)         the past practice of the Fund in repurchasing Shares;

(vi)        the condition of the securities market and the economy generally, as well as political, national or international developments or current affairs;

(vii)       the anticipated tax consequences of any proposed repurchases of Shares;

(viii)      the Fund’s investment plans; and

(ix)         the availability of information as to the value of the Fund’s interests in Portfolio Funds and other investments.

(b)     The Adviser and each of its Affiliates may tender their Shares or a portion thereof as a Shareholder or Organizational Shareholder, as applicable, under Section 4.4(a) hereof, without notice to the other Shareholders.

(c)     If the Board of Managers determines in its sole discretion that the Fund will offer to repurchase Shares, the Board of Managers will provide written notice to Shareholders. Such notice will include: (i) the commencement date of the repurchase offer; (ii) a date on which repurchase requests must be received by the Fund; and (iii) other information Shareholders should consider in deciding whether and how to participate in such repurchase opportunity.

(d)     All such repurchases shall be subject to any and all conditions as the Board of Managers may impose and shall be effective as of a date set by the Board of Managers after receipt by the Fund of all eligible written tenders of Shares. The amount due to any Shareholder whose Shares are repurchased shall, subject to the terms of this Agreement (including, without limitation, Section 4.4(a)), be an amount equal to the net asset value of the Shares being repurchased as of the Valuation Date, after reduction for all fees, including any Investment Management Fee, Distribution Fee or Administration Fee, any Incentive Fee, any required tax withholding and other liabilities of the Fund to the extent accrued or otherwise attributable to the Shares being repurchased, provided that, subject to applicable law, the Board of Managers may offer to purchase Shares at a discount to the Net Asset Value.

(e)     Notwithstanding anything in this Section 4.4 to the contrary, the Board of Managers shall modify any of the repurchase procedures described in this Section 4.4 without consent of any other Person (including any consent under Section 8.1) if, and only to the extent necessary, to comply with the regulatory requirements imposed by the Securities and Exchange Commission.

(f)     Notwithstanding anything in this Section 4.4 to the contrary, the Fund may suspend, postpone or terminate a repurchase offer upon the determination of a majority of the Board of Managers (including a majority of Independent Managers) that such suspension, postponement or termination is advisable for the Fund and its Shareholders, including, without limitation, the existence of circumstances as a result of which it is not reasonably practicable for the Fund to dispose of its investments or to determine the Net Asset Value or other unusual circumstances.

Section 4.5    Mandatory Redemption. The Fund may effect a mandatory redemption at Net Asset Value of all or any portion of a Shareholder’s Shares, or all or any portion of the Shares of any Person acquiring Shares from or through a Shareholder, in the event that the Board of Managers determines or has reason to believe, each in its sole discretion, that:

(a)     any portion of its Shares has been transferred to, or has vested in, any Person, in violation of Section 4.3 hereof;

(b)     such Shareholder did not meet the investor eligibility requirements, established from time to time by the Fund, at the time of acquiring such Shares;

(c)     ownership of the Shares by such Shareholder or other Person will cause the Fund to be in violation of, or subject the Fund or the Adviser to, additional registration or regulation under the securities, commodities or other laws of the United States or any other jurisdiction;

(d)     continued ownership of the Shares may be harmful or injurious to the business or reputation of the Fund or the Adviser or may subject the Fund, or any Shareholders to an undue risk of adverse tax or other fiscal consequences, including without limitation, in connection with the failure of a Shareholder to provide information requested under FATCA;

(e)     any representation or warranty made by a Shareholder in connection with the acquisition of one or more Shares was not true when made or has ceased to be true, or the Shareholder has breached any covenant made by it in connection with the acquisition of one or more Shares; or

(f)     it would be in the best interests of the Fund for the Fund to cause a mandatory redemption of such Shares in circumstances where the Board of Managers determines that doing so is in the best interests of the Fund in a manner as will not discriminate unfairly against any Shareholder.

ARTICLE V

CAPITAL

Section 5.1    Contributions to Capital.

(a)     The minimum initial contribution of each Shareholder (other than the Organizational Shareholder or Adviser) to the capital of the Fund shall be the amount set forth, from time to time, in the Fund’s Form N-2 or such other amount as the Board of Managers may determine from time to time, in its sole discretion. The amount of the initial contribution of each Shareholder shall be recorded on the books and records of the Fund upon acceptance as a Capital Contribution. The Managers shall not be entitled to make Capital Contributions as Managers of the Fund, but may make Capital Contributions as Shareholders. The Adviser and its Affiliates may make Capital Contributions as Shareholders.

(b)     Shareholders may make additional Capital Contributions, effective as of such times as the Board of Managers in its sole discretion, may permit, subject to the limitations applicable to the admission of Shareholders pursuant to this Agreement. The minimum additional Capital Contribution of each Shareholder (other than the Adviser and its Affiliates) shall be the amount set forth, from time to time, in the Fund’s Form N-2 or such other amount as the Board of Managers may determine from time to time, in its sole discretion. No Shareholder shall be obligated to make any additional Capital Contribution except to the extent otherwise provided in this Agreement.  Any additional Capital Contributions made by any Shareholder shall only be made in connection with an issuance of Shares to such Shareholder in compliance with this Agreement.

(c)     Except as otherwise permitted by the Board of Managers, (i) initial and any additional Capital Contributions by any Shareholder shall be payable in cash, and (ii) initial and any additional Capital Contributions in cash shall be payable in one installment in readily available funds prior to the date of the proposed acceptance of the Capital Contribution.

Section 5.2    Rights of Shareholders to Capital. No Shareholder shall be entitled to interest on his or its Capital Contribution to the Fund, nor shall any Shareholder be entitled to the return of any capital of the Fund except (i) upon the repurchase by the Fund of a part or all of such Shareholder’s Shares pursuant to Section 4.4 hereof or Section 4.5 hereof, or (ii) upon the liquidation of the Fund’s assets pursuant to Section 6.2 hereof. No Shareholder shall have the right to require partition of the Fund’s property or to compel any sale or appraisal of the Fund’s assets.

Section 5.3    Distributions.

(a)     The Board of Managers, in its sole discretion, may authorize the Fund to make distributions in cash or in kind at any time to all of the Shareholders of the Fund or only to those Shareholders holding one or more Classes of the Fund, in each case in accordance with their respective Share ownership at the time of such distribution. Notwithstanding anything to the contrary in this Agreement, a Shareholder may be compelled to accept a distribution of any asset in kind from the Fund.

(b)     Notwithstanding anything to the contrary contained herein, none of the Fund or the Managers or the Shareholders (including the Adviser and its Affiliates), nor any other Person on behalf of the Fund, shall make a distribution to the Shareholders on account of their Shares in the Fund if such distribution would violate the Delaware Act or other applicable law. Notwithstanding any other provision of this Agreement and in accordance with Section 18-504 of the Delaware Act, no distributions shall be made by the Fund to Shareholders on account of their Shares in the Fund except as determined by the Board of Managers.

ARTICLE VI

DISSOLUTION AND LIQUIDATION

Section 6.1    Dissolution.

(a)     The Fund shall be dissolved upon the occurrence of any of the following events:

(i)          upon the affirmative vote to dissolve the Fund by either (A) a majority of the Managers, or (B) Shareholders holding at least a majority of the total number of votes eligible to be cast by all Shareholders; or

(ii)         as required by operation of law; or

(iii)        either of the events described in Section 2.6(c).

Dissolution of the Fund shall be effective on the day on which the event giving rise to the dissolution shall occur, but the Fund shall not terminate until the assets of the Fund have been liquidated in accordance with Section 6.2 hereof and the Certificate has been cancelled in accordance with the Delaware Act.

Section 6.2    Liquidation of Assets.

(a)     Upon the dissolution of the Fund as provided in Section 6.1 hereof, one or more Managers or the Adviser, acting as liquidating trustee referred to herein as a “liquidator,” under appointment by the Board of Managers (or, if the Board of Managers does not appoint one or more Managers or the Adviser to act as liquidator or is unable to perform this function, another liquidator elected by Shareholders holding a majority of the total number of votes eligible to cast by all Shareholders), shall liquidate and wind up, in an orderly manner, the business and administrative affairs of the Fund. The proceeds from liquidation (after establishment of appropriate reserves for contingencies in such amounts as the Board of Managers or the liquidator, as applicable, deems appropriate in its sole discretion) shall, subject to the Delaware Act, be distributed in the following manner:

(i)          in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Fund, including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), but not including debt and liabilities to Shareholders, up to and including the date that distribution of the Fund’s assets to the Shareholders has been completed, which shall first be paid on a pro rata basis;

(ii)         such debts, liabilities or obligations as are owing to the Shareholders shall be paid next in their order of seniority and on a pro rata basis; and

(iii)        to the Shareholders, pro rata, in accordance with Section 5.3.

(b)     Anything in this Section 6.2 to the contrary notwithstanding, but subject to the priorities set forth in Section 6.2(a) above, upon dissolution of the Fund, the Board of Managers or other liquidator may distribute ratably in kind any assets of the Fund, if the Board of Managers or other liquidator determines that such a distribution would be in the interests of the Shareholders in facilitating an orderly liquidation; provided, however, that if any in-kind distribution is to be made, the assets distributed in kind shall be valued pursuant to Section 7.4 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above.

(c)     If the Board of Managers determines that it is in the best interest of the Shareholders, the Board of Managers may, in its sole discretion, distribute the assets of the Fund into and through a liquidating trust to effect the liquidation of the Fund.

ARTICLE VII

ACCOUNTING, TAX MATTERS AND VALUATIONS

Section 7.1    Accounting and Reports.

(a)     The Fund shall adopt for tax accounting purposes any accounting method which the Board of Managers shall decide in its sole discretion is in the best interests of the Fund. The Fund’s accounts shall be maintained in U.S. currency.

(b)     As soon as reasonably practicable after receipt of the necessary information from the Portfolio Funds, the Fund shall furnish to each Shareholder such information regarding the operation of the Fund and such Shareholder’s Shares as is necessary for Shareholders to complete U.S. federal, state and local income tax or information returns.

(c)     Except as otherwise required by the Investment Company Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Fund shall send to each Shareholder a semi-annual report and an annual report (as applicable) containing the information required by the Investment Company Act. The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles (or, if permitted by relevant law and approved by the Board of Managers, in accordance with international financial reporting standards). The Fund may also furnish to each Shareholder such other periodic reports and information regarding the affairs of the Fund as it deems necessary or appropriate in its sole discretion.

Section 7.2   Determinations by the Board of Managers. Notwithstanding any other provision of this Agreement, all matters concerning the determination and allocation among the Shareholders of the amounts to be determined and allocated pursuant to Article V hereof, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Board of Managers (either directly or by the Adviser, to the extent consistent with its administrative functions, pursuant to delegated authority) unless specifically and expressly otherwise provided for by the provisions of this Agreement or as required by law, and such determinations and allocations shall be final and binding on all the Shareholders. Notwithstanding any other provision of this Agreement and in accordance with Section 18-503 of the Delaware Act, no determination and/or allocation of profits and losses shall be made under this Agreement unless and until the Board of Managers has made such determination and/or allocation.

Section 7.3     Tax Matters.

(a)     The Board of Managers shall have the exclusive authority and discretion on behalf of and in the name of the Fund to (i) prepare and file all necessary tax returns and statements, pay all taxes, assessments and other impositions applicable to the assets of the Fund and withhold amounts with respect thereto from funds otherwise distributable to any Shareholder; (ii) make any and all tax elections permitted to be made under the Code, and any applicable state, local or foreign tax law; and (iii) determine the tax treatment of any Fund transaction or item for purposes of completing the Fund’s U.S. federal, state, local or foreign tax returns.

(b)     If the Fund is required to withhold taxes on any distribution or payment to, or pay or incur any tax with respect to any income allocable to or otherwise on account of any Shareholder, the Fund may withhold such amounts and make such payments to such taxing authorities as are necessary to ensure compliance with such tax laws. Any and all amounts withheld in respect of a distribution or other payment to a Shareholder shall be treated as amounts paid to such Shareholder for all purposes of this Agreement.

(c)     The Board of Managers is authorized to cause, and each Shareholder hereby consents to the Board of Managers causing, at any time, the Fund to make an election to be treated as an association taxable as a corporation for U.S. federal income tax purposes, by filing IRS Form 8832 electing such treatment, and the Board of Managers is otherwise authorized to take any and all other actions necessary or appropriate to cause the Fund to be treated as an association taxable as a corporation for U.S. federal income tax purposes. In addition, the Board of Managers is authorized to cause the Fund to (i) elect to be treated as a “regulated investment company” within the meaning of Section 851 of the Code and (ii) make a “deemed sale election” (as set forth in Treasury Regulation Section 1.337(d)-7(c)(5)) with respect to its assets deemed to be transferred to such association taxable as a corporation for U.S. federal income tax purposes.

Section 7.4     Valuation of Assets.

(a)     Except as may be required by the Investment Company Act, the Fund shall calculate its Net Asset Value as of the close of business on the last day of each Accounting Period or more frequently, in the discretion of the Board of Managers. The Managers will value or cause to have valued any Securities or other assets and liabilities of the Fund in accordance with such valuation procedures as shall be established from time to time by the Board of Managers and which conform to the requirements of the Investment Company Act. In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund’s accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

(b)     The Net Asset Value of the Fund, including the valuation of the investments in Portfolio Funds determined pursuant to this Section 7.4, shall be conclusive and binding on all of the Shareholders and all parties claiming through or under them.

(c)     The following guidelines shall apply for purposes of determining the Net Asset Value of the Fund:

(i)          The amount payable to a Shareholder or former Shareholder whose Shares are repurchased pursuant to Article IV shall be treated as a liability of the Fund, until paid, from (but not prior to) the beginning of the Accounting Period to the day after the Valuation Date for such Shares.

(ii)         The amount to be received by the Fund on account of any Capital Contribution pursuant to Article II or Article V shall be treated as an asset of the Fund from (but not before) the beginning of the Accounting Period on the effective date of such Capital Contribution.

(iii)        Distributions made pursuant to Section 5.3, other than as of the beginning of an Accounting Period, shall be treated as an advance and as an asset of the Fund, until the beginning of the Accounting Period following the date of distribution.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1    Amendment of Limited Liability Company Agreement.

(a)     Except as otherwise provided in this Section 8.1, this Agreement shall be amended, in whole or in part, with the approval of a majority of the Board of Managers (including the vote of a majority of the Independent Managers, if required by the Investment Company Act), and, if required by the Investment Company Act, the approval of the Shareholders by such vote as is required by the Investment Company Act; provided that (i) no amendment shall adversely and disproportionately affect the rights or obligations of a Shareholder, including the rights or obligations of a Shareholder as compared to any other Shareholder of the same Class, in any material respect without the approval of affected Shareholders holding at least a majority of the total number of votes eligible to be cast by all affected Shareholders; (ii) no amendment shall adversely and disproportionately affect the rights or obligations of Shareholders of any particular Class as compared to the Shareholders of other Classes in any material respect without the approval of Shareholders of the affected Class holding at least a majority of the total number of votes eligible to be cast by all Shareholders of the affected Class; and (iii) no amendment shall, without the approval of Shareholders having Shares representing the required percentages of Shares specified in any provision of this Agreement required for any action or approval of Shareholders, amend such provision.

(b)     Any amendment to this Agreement (including pursuant to a merger, consolidation, or division) that would:

(i)          increase the obligation of a Shareholder to make any Capital Contribution; or

(ii)         modify the events causing the dissolution of the Fund,

may be made only if (x) the written consent of each Shareholder adversely affected thereby is obtained prior to the effectiveness thereof or (y) such amendment does not become effective until (A) each Shareholder has received written notice of such amendment (except an amendment contemplated in Section 8.1(c)(ii) hereof) and (B) any Shareholder objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board of Managers) to tender all his or her Shares for repurchase by the Fund and such repurchase has been consummated.

(c)     Without limiting the generality of the foregoing, the power of the Board of Managers to amend this Agreement at any time without the consent of the Shareholders includes, but is not limited to, the power to:

(i)          restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document; and

(ii)         amend this Agreement (other than with respect to the matters set forth in Section 8.1(b) hereof) to change the name of the Fund in accordance with Section 2.2 hereof or to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof which may be inconsistent with any other provision hereof.

Section 8.2     Special Power of Attorney.

(a)     Each Shareholder hereby irrevocably makes, constitutes and appoints the Adviser and any liquidator of the Fund’s assets appointed pursuant to Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Shareholder, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(iii)        any amendment to this Agreement which complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

(iv)        any amendment to the Certificate required because this Agreement is amended or as otherwise required by the Delaware Act; and

(v)         all other such instruments, documents and certificates which, in the opinion of legal counsel to the Fund, from time to time may be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund as a limited liability company under the Delaware Act. The Adviser hereby accepts the appointment provided in this Section 8.2 and agrees to assume and perform its obligations thereunder.

(b)     Each Shareholder is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such Shareholder’s consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Shareholder agrees that, notwithstanding any objection that such Shareholder may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted; provided, however, that the exercise of such authority shall not limit in any manner the voting, consent, approval or other rights of the Shareholder under this Agreement or applicable law. Each Shareholder is fully aware that each Shareholder will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Fund.

(c)     This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the Adviser and any liquidator of the Fund’s assets, appointed pursuant to Section 6.2 hereof, and as such:

(vi)        shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any Shareholder granting this power-of-attorney, regardless of whether the Fund, the Board of Managers or any liquidator shall have had notice thereof; and

(vii)       shall survive the delivery of a Transfer by a Shareholder of all or any portion of such Shareholder’s Shares, except that where the transferee thereof has been approved by the Board of Managers for admission to the Fund as a substituted Shareholder, or upon withdrawal of a Shareholder from the Fund pursuant to a repurchase of Shares or otherwise, this power-of-attorney given by the transferor shall terminate.

Section 8.3    Notices. Notices that may or are required to be provided under this Agreement shall be made, if to a Shareholder, by regular mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, telex, telecopier or other electronic means at their addresses as set forth on the books and records of the Fund (or to such other addresses as may be designated by any party hereto by notice addressed to the Fund); or, if to the Fund, the Board of Managers, or the Adviser, in writing (either by way of facsimile or registered mail) and sent as follows, or to such other address as the parties may agree from time to time:

If to the Adviser:

Constitution Capital PM, L.P.

Attention: John Guinee

300 Brickstone Sq., Suite 1001

Andover, MA 01810

Re: Notice, Constitution Capital Private Markets Fund, LLC

Facsimile: (978) 749-9669

Telephone: (978) 749-9600

with a copy to:

Ropes & Gray, LLP

Attention: Peter Laybourn

Prudential Tower

800 Boylston Street

Boston, MA 02199

Re: Notice, Constitution Capital Private Markets Fund, LLC

Facsimile: (617) 235-0859

Telephone:     (617) 951-7558

If to the Fund or to the Board of Managers:

Constitution Capital Private Markets Fund, LLC

Attention: John Guinee

c/o Constitution Capital PM, L.P.

300 Brickstone Sq., Suite 1001

Andover, MA 01810

Re: Notice, Constitution Capital Private Markets Fund, LLC

Facsimile: (978) 749-9669

Telephone:   (978) 749-9600

Notices to a Shareholder shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service, telex, telecopier or other electronic means. Notices to the Fund, the Board of Managers, or the Adviser shall be effective on the close of business on the day upon which it is actually received. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

Section 8.4    Agreement Binding Upon Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof that is not made pursuant to the terms of this Agreement shall be void.

Section 8.5    Applicability of Investment Company Act and Form N-2. The parties hereto acknowledge that this Agreement is not intended to and does not set forth the substantive provisions contained in the Investment Company Act and the Form N-2 which affect numerous aspects of the conduct of the Fund’s business and of the rights, privileges and obligations of the Shareholders. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the Investment Company Act and the Form N-2.

Section 8.6    Choice of Law; Arbitration.

(a)     Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of such State.

(b)     Each Shareholder agrees to submit all controversies arising between or among Shareholders or one or more Shareholders and the Fund in connection with the Fund or its businesses or concerning any transaction, dispute or the construction, performance or breach of this or any other agreement, whether entered into prior to, on or subsequent to the date hereof, to arbitration in accordance with the provisions set forth below. Each Shareholder understands that:

(i)          arbitration is final and binding on the parties;

(ii)         the parties are waiving their rights to seek remedies in court, including the right to jury trial;

(viii)      pre-arbitration discovery is generally more limited than and different from court proceedings;

(ix)        the arbitrator’s award is not required to include factual findings or legal reasoning and a party’s right to appeal or to seek modification of rulings by arbitrators is strictly limited; and

(x)          a panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(c)     All controversies referred in this Section 8.6 shall be determined at the election of the Fund by arbitration before an arbitration panel convened by the Financial Industry Regulatory Authority, to the fullest extent permitted by law. The parties may also select any national securities exchange’s arbitration forum upon which a party is legally required to arbitrate the controversy, to the fullest extent permitted by law. Such arbitration shall be governed by the rules of the organization convening the panel, to the fullest extent permitted by law. Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction over the party or parties against whom such award is rendered. Each Shareholder agrees that the determination of the arbitrators shall be binding and conclusive upon them.

(d)     No Shareholder shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any Person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action unless and until: (i) the class certification is denied; (ii) the class is decertified; or (iii) the Shareholder is excluded from the class by the court. The forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

Section 8.7    Not for Benefit of Creditors. The provisions of this Agreement are intended only for the regulation of relations among past, present and future Shareholders, Managers and the Fund. This Agreement is not intended for the benefit of non-Shareholder creditors of any Shareholder, any Manager, or the Fund, and no rights are granted to non-Shareholder creditors under this Agreement.

Section 8.8    Consents. Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

Section 8.9    Merger, Consolidation, and Other Fundamental Transactions.

(a)     The Fund shall not merge, consolidate, divide, convert, domesticate, transfer, sell, lease or exchange all or substantially all of its assets, or enter into any other similar transaction or take any similar action, in each case unless approved by Shareholders holding a majority of the total number of votes eligible to be cast by all Shareholders.

(b)     Notwithstanding anything to the contrary contained elsewhere in this Agreement (other than Section 8.1(b)), an agreement of merger or consolidation or a plan of division approved in accordance with this Agreement may, to the extent permitted by the Delaware Act: (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Fund if it is the surviving or resulting limited liability company in the merger or consolidation or the surviving company in the division, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company.

Section 8.10  Confidentiality.

(a)     A Shareholder may obtain from the Fund, for any purpose reasonably related to the Shareholder’s Shares, certain confidential information regarding the business affairs or assets of the Fund (the “Confidential Information”) as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location, and at whose expense) established by the Board of Managers.

(b)     Each Shareholder covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other Person the name or address (whether business, residence or mailing) of any Shareholder or any other Confidential Information without the prior written consent of the Board of Managers, which consent may be withheld in its sole discretion.

(c)     Each Shareholder recognizes that in the event that this Section 8.10 is breached by any Shareholder or any of its principals, partners, members, directors, officers, employees or agents or any of its Affiliates, including any of such Affiliates’ principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Shareholders and the Fund. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Shareholders and the Fund may be entitled, such Shareholders and the Fund also shall have the right to seek equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys’ fees and other litigation expenses incurred in connection therewith.

(d)     Notwithstanding anything to the contrary in this Agreement, the Fund shall have the right to keep confidential from the Shareholders for such period of time as it deems reasonable any information which the Board of Managers reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board of Managers in good faith believes is not in the best interest of the Fund or could damage the Fund or its business or which the Fund is required by law or by agreement with a third party to keep confidential.

(e)     Notwithstanding anything in the foregoing or anything else contained in this Agreement to the contrary, except as reasonably necessary to comply with applicable securities and tax laws, each Shareholder (and any employee, representative or other agent thereof) shall not disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of Shares (including the tax treatment and tax structure of any Fund transactions) and any transaction described in this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to such Shareholder relating to such tax treatment and tax structure. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the offering and ownership of Shares (including the tax treatment and tax structure of any Fund transactions) and any transaction described in this Agreement, and does not include information relating to the identity of the Fund or its Affiliates. Nothing in this paragraph shall be deemed to require the Fund to disclose to any Shareholder any information that the Fund is permitted or is required to keep confidential in accordance with this Agreement or otherwise.

Section 8.11  Certification of Non-Foreign Status. Each Shareholder or transferee of Shares from a Shareholder that is admitted to the Fund in accordance with this Agreement shall certify, upon admission to the Fund and at such other time thereafter as the Board of Managers may request, whether he or she is a “United States Person” within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Fund, and shall notify the Fund within 30 days of any change in such Shareholder’s status. Any Shareholder who shall fail to provide such certification when requested to do so by the Board of Managers may be treated as a non-United States Person for purposes of U.S. federal tax withholding.

Section 8.12  Severability. If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Shareholder agrees that it is the intention of the Shareholders that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

Section 8.13  Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. Notwithstanding any provision of this Agreement, it is hereby acknowledged and agreed that, to the extent permitted by applicable law, the Fund, without the approval of any Shareholder or any other Person, may enter into written agreements with Shareholders which have the effect of establishing rights under, or altering or supplementing the terms of, this Agreement or of any application thereof in order to meet certain requirements of such Shareholders. The parties hereto agree that any terms contained in any such written agreement with a Shareholder shall govern with respect to such Shareholder notwithstanding the provisions of this Agreement or of any application.

Section 8.14  Discretion. Notwithstanding anything to the contrary in this Agreement or any agreement contemplated herein or in any provisions of law or in equity, to the fullest extent permitted by law, whenever in this Agreement a Person is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Fund or the Shareholders, or (ii) in its “good faith” or under another express standard, then such person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

Section 8.15  Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE ARBITRATION CLAUSES SET FORTH IN SECTION 8.6 ON PAGES 29 AND 30 AND THE CONFIDENTIALITY CLAUSES SET FORTH IN SECTION 8.10 BEGINNING ON PAGE 31.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CONSTITUTION CAPITAL PM, L.P.

On its own behalf as Adviser and as a Shareholder and, pursuant to the Special Power of Attorney granted to it as Adviser pursuant to Section 8.2 hereof, on behalf of all other Shareholders on the date hereof.

By: Constitution Capital PM GP, LLC

its General Partner

By:	/s/ John J. Guinee
Name:	John J. Guinee
Title:	Authorized Signatory

CONSTITUTION CAPITAL PRIVATE MARKETS FUND, LLC

By:	/s/ John J. Guinee
Name:	John J. Guinee
Title:	President